SureWest Reports First Quarter 2007 Results

               Results Bolstered by Strong Broadband Expansion

    ROSEVILLE, Calif., May 9 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced operating results today for the quarter ended March 31, 2007. Highlights for the first quarter of 2007 compared to the first quarter of 2006 include:

    -- Consolidated revenues from continuing operations increased 3%, due largely to an 18% increase in Broadband segment revenues
    -- Consolidated net income benefited from a gain on the disposition of the directory publishing business in the amount of $60.2 million after tax -- Consolidated access lines remained essentially flat, continuing a trend of relatively minor access line losses
    -- Video and data Revenue Generating Units (RGUs) increased by 20% and
       18%, respectively
    -- Wireless pre-paid subscribers continued to decline as that product line is no longer marketed, resulting in a decline in total Wireless subscribers of 2% with 98% of subscribers on contract at quarter end

    "The sale of SureWest Directories was an important step in the process of refining focus on our core business of designing, building and maintaining a complex, state-of-the-art fiber network," says Steve Oldham, SureWest's president and chief executive officer. "First quarter growth in Broadband segment sales provides continuing confirmation that the effort to deploy a state-of-the-art fiber network several years ago was the right decision. We continue to add homes to the fiber network and at the same time, penetration rates are increasing. The potential uses of a high bandwidth network are almost without limit. As new products and services are developed for high bandwidth networks we expect customer demand to continue to grow."

    Operational Highlights
    Marketable homes increased by 6%, an increase of over 10,400 compared to the first quarter of 2006. An increase in marketable homes does not reflect efforts underway to convert homes in the ILEC service area to the fiber platform. Converting homes to the fiber platform makes them serviceable with a full triple-play offering of HDTV and hyper-speed data products, both of which are limited on the copper network. However, since ILEC homes are already reflected in the marketable homes metric, the upgrade to fiber does not change the number of homes available to service.
    Broadband churn, already low by industry standards, continues to decline. For the first quarter of 2007, churn declined 15% compared to the first quarter of 2006, to 1.1%. Broadband Average Revenue per User (ARPU) increased to $77.06 in the first quarter of 2007; a 3% increase compared to the first quarter of 2006. ARPU includes customers on the copper network subscribing to video and data, as well as customers on the fiber network subscribing to a triple-play of voice, video and data.

    Data
    Hyper-speed data products continued to show strong customer acceptance with growth in RGUs to 58,130, an increase of 18% over the first quarter of 2006. Data RGUs increased by 8,701 since the first quarter of 2006 and sequential growth of over 3,035 is indicative of an even stronger trend for 2007.

    Hyper-speed data products include offerings of up to 3, 6 and 10 Mbps on the copper platform and symmetrical offerings of 10, 20 and 50 Mbps on the fiber platform. Symmetrical service provides the ability to upload data at the same hyper-speed at which it can be downloaded. Roughly 37% of current data customers subscribe to the 10 Mbps symmetrical product or higher.

    Video
    Video RGUs posted the highest growth of triple play RGUs, increasing 20% over the first quarter of 2006 to 20,445, representing an increase of 3,369 units. On a sequential basis, video RGUs improved by 4% for a total increase of 788 units.
    Video service offerings consist of 305 IPTV channels including 19 HDTV channels on the fiber network.

    Voice
    Consolidated access lines continue on a relatively flat trend, with a decline of less than one thousand lines over the last year. Declines in primary access lines are less than one half of one percent, while secondary access lines declined almost 12% as a result of high DSL penetration.
Business access lines continue on a strong trend increasing 1% in the ILEC and 10% in the CLEC.
    Competitive cable Voice over IP offerings in the service area are just beginning to appear, with minimal impact during the first quarter.

    Wireless
    Wireless subscribers declined by 2%, a result of a decision last year to no longer offer pre-paid calling plan options. Compared to the year earlier period, contract subscribers increased by 2,000, or 4%, while pre-paid subscribers decreased by more than 3,200. Contract churn of 3.1% represents a slight increase compared to the first quarter of 2006 but a sequential reduction over the fourth quarter of 2006. Wireless ARPU increased 2% compared to the first quarter of 2006 but declined 2% on a sequential basis.

    Financial Highlights
    Consolidated revenues from continuing operations of $51.0 million represent an increase of $1.6 million, or 3%, over the first quarter of 2006. Broadband segment revenues increased $2.5 million, or 18%, while Telecom segment and Wireless segment revenues both marginally declined over the same period.
    Operating expenses, exclusive of depreciation and amortization, increased $1.9 million, or 6%, compared to the first quarter of 2006. This is due, in part, to higher video content costs resulting from increased video subscriber counts, and indirect costs to explore various strategic initiatives. Depreciation and amortization decreased by $0.7 million over the same time period due to the life extension of certain customer premise equipment and some network assets being fully depreciated but still in service. These changes resulted in a decrease in depreciation expense of $2.0 million in the first quarter of 2007.
    Consolidated operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) of $14.8 million represents a decrease of $0.3 million, or 2%, compared to the first quarter of 2006. Net income of $61.2 million includes a gain on the sale of the directory publishing business of $60.2 million after tax; net income from continuing operations was $52 thousand versus a loss of $0.6 million for the same period last year.

    Financial results by operating segment are as follows:


                        Selected Unaudited Financial Data
                             (amounts in thousands)
                          Quarter ended March 31, 2007


                            Telecom       Broadband      Wireless      Eliminations    Consolidated
    Operating revenues
     from external
     customers           $     26,361   $     16,422   $      8,201                    $     50,984
    Intersegment
     revenues                   6,972            520            784          (8,276)             --
    Total Revenues             33,333         16,942          8,985                          50,984

    Cost of services
     and products               9,109         10,776          6,179          (7,314)         18,750
    Customer
     operations
     and selling                3,121          3,514          2,998            (758)          8,875

    Contribution
     Margin                    21,103          2,652           (192)                         23,359

    General and
     administrative                                                                           8,581
    Operating EBITDA                                                                   $     14,778

    During the first quarter of 2007, the Company announced plans to amend and freeze its Defined Benefit Pension Plan effective April 1, 2007. The amendment closes the plan to future employees and discontinues future benefit accruals for current employees.
    The Company has also introduced its Total Rewards Program, connect2success, which is putting in place other forms of employee benefits such as enhanced educational reimbursement options, enhanced employee recognition programs and revisions to certain compensation policies. The goal of connect2success is to attract and retain the talented employees needed to succeed.
    Cash contributions to the Defined Benefit Pension Plan have ranged from $3 million to $12 million over the last five years. Annual service cost has averaged approximately $5 million over that same time frame. During the first quarter of 2007, $0.7 million in pension expense was recorded although service costs will not be incurred in future quarters due to the plan curtailment effective April 1, 2007.

    Sale of SureWest Directories
    On February 28, 2007 the Company closed a transaction announced earlier in the quarter to sell its directory publishing subsidiary to GateHouse Media, Inc. Under the agreement, GateHouse Media acquired 100% of the stock of SureWest Directories, a wholly owned subsidiary of SureWest Communications, for an aggregate cash purchase price of $110.1 million. As part of the transaction, GateHouse Media became the publisher of the official directory of SureWest Telephone.

    An after-tax gain of $60.2 million was recorded in the first quarter of 2007 and the first quarter financial statements have been adjusted to reflect the impact of discontinued operations.

    Capital Expenditures
    Consolidated capital expenditures totaled $10.3 million for the first quarter of 2007, a 13% reduction over the prior year period. The Company continues to focus its capital expenditures on success-based projects that increase penetration and ARPU on the existing network and Greenfield projects expected to build out in a reasonable period of time. Capital expenditures in 2007 are expected to be approximately $55 million, consistent with full year 2006 expenditures.

    Conference Call and Webcast
    SureWest Communications will provide details about its results and business strategy on Wednesday, May 9, 2007 at 11:00 a.m. Eastern Time. A simultaneous live webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the second quarter of 2007. Additionally, a telephone replay of the call will be available through Sunday, May 13, 2007 by dialing (888) 286-8010 and entering passcode 47564638.

    About SureWest
    Serving the Northern California region for more than 90 years, SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers. SureWest's bundled offerings include an array of advanced digital video, high-speed Internet, local and long distance telephone, and PCS wireless services. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps.

    Safe Harbor Statement
    Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.
    Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets or businesses in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

    Contact:   Karlyn Oberg
    Director of Investor Relations
    916-786-1799
    k.oberg@surewest.com

                             SUREWEST COMMUNICATIONS
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                (amounts in thousands, except per share amounts)

                                              Quarter       Quarter
                                               Ended         Ended
                                             March 31,     March 31,         %
                                               2007          2006         Change
    Operating revenues:
      Telecom                                $   26,361    $   27,101        -3%
      Broadband                                  16,422        13,881        18%
      Wireless                                    8,201         8,394        -2%
        Total operating revenues                 50,984        49,376         3%

    Operating expenses:
      Cost of services and products
        (exclusive of depreciation and
         amortization)                           18,750        17,673         6%
      Customer operations and selling             8,875         8,571         4%
      General and administrative                  8,581         8,018         7%
      Depreciation and amortization              13,788        14,463        -5%
        Total operating expenses                 49,994        48,725         3%

    Income from operations                          990           651        52%

    Other income (expense):
      Interest income                               506            70       623%
      Interest expense                           (1,401)       (1,593)      -12%
      Other, net                                   (204)         (109)       87%
        Total other income (expense), net        (1,099)       (1,632)      -33%

    Loss from continuing operations before
     income taxes                                  (109)         (981)       89%

    Income tax benefit                             (161)         (421)       62%

    Income (loss) from continuing
     operations                                      52          (560)      109%

    Discontinued operations, net of tax
      Income from discontinued operations           999         1,759       -43%
      Gain on sale of discontinued
       operations                                60,182            --        nm
        Total discontinued operations            61,181         1,759      3378%

    Net income                               $   61,233    $    1,199      5007%

    Basic earnings (loss) per common
     share:
      Income (loss) from continuing
       operations                            $       --    $    (0.04)       nm
      Discontinued operations, net of tax          4.24          0.12      3433%
      Net income per basic common share      $     4.24    $     0.08      5200%

    Diluted earnings (loss) per common
     share:
      Income (loss) from continuing
       operations                            $       --    $    (0.04)       nm
      Discontinued operations, net of tax          4.21          0.12      3408%
      Net income per diluted common share    $     4.21    $     0.08      5163%

    Shares of common stock used to
     calculate earnings per share:
      Basic                                      14,423        14,575       -1%
      Diluted                                    14,545        14,575        0%

                             SUREWEST COMMUNICATIONS
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (amounts in thousands)


                                            March 31,    December 31,
                                              2007          2006
    ASSETS
      Current assets:
        Cash and cash equivalents           $   62,091   $    6,371
        Short-term investments                  53,363          695
        Accounts receivable, net                20,103       22,014
        Inventories                              5,766        5,348
        Prepaid expenses                         3,949        4,275
        Deferred income taxes                    7,348        7,685
        Assets of discontinued operations           --        5,732
      Total current assets                     152,620       52,120

      Property, plant and equipment, net       372,803      376,364

      Intangible and other assets:
        Wireless licenses, net                  13,566       13,566
        Goodwill                                 2,171        2,171
        Intangible asset relating to
         favorable operating leases, net           288          309
        Deferred charges and other assets        1,273        1,220
                                                17,298       17,266
                                            $  542,721   $  445,750


    LIABILITIES AND SHAREHOLDERS' EQUITY
      Current liabilities:
        Current portion of long-term debt
         and capital lease obligations      $    3,642   $    3,642
        Accounts payable                         2,569        3,069
        Other accrued liabilities               19,557       21,663
        Current portion of contractual
         shareable earnings obligations          1,720        1,707
        Estimated shareable earnings
         obligations                                73           73
        Advance billings and deferred
         revenues                                9,635        9,374
        Accrued income taxes                    44,094          345
        Accrued pension benefits                   215          215
        Accrued compensation                     5,456        5,167
        Liabilities of discontinued
         operations                                 --          298
      Total current liabilities                 86,961       45,553

      Long-term debt and capital lease
       obligations                             121,830      121,831
      Long-term contractual shareable
       earnings obligations                      1,208        1,891
      Deferred income taxes                     34,302       36,777
      Other liabilities and deferred
       revenues                                 14,844       13,922

      Commitments and contingencies

      Shareholders' equity:
        Common stock, without par value;
         100,000 shares authorized,
          14,466 and 14,465 shares issued
           and outstanding at
          March 31, 2007 and December 31,
           2006, respectively                  158,119      157,926
        Accumulated other comprehensive
         income                                    576          565
        Retained earnings                      124,881       67,285
      Total shareholders' equity               283,576      225,776
                                            $  542,721   $  445,750

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)


                                                        Quarter Ended March 31, 2007
                                              Telecom     Broadband      Wireless       Consol
    Income/(loss) from continuing
     operations                              $    6,977   $   (4,094)   $   (2,831)   $       52

    Add back : Income Taxes                       4,665       (2,859)       (1,967)         (161)

    Less : Other Income/(Expense)                   305         (931)         (473)       (1,099)

    Add back : Depreciation & Amortization        5,565        5,186         3,037        13,788

    Operating EBITDA (1)                     $   16,902   $     (836)   $   (1,288)   $   14,778

                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)


                                                        Quarter Ended March 31, 2006
                                              Telecom      Broadband      Wireless       Consol
    Income/(loss) from continuing
     operations                              $    6,461    $   (5,089)   $   (1,932)   $     (560)

    Add back : Income Taxes                       4,478        (3,556)       (1,343)         (421)

    Less : Other Income/(Expense)                  (169)       (1,083)         (380)       (1,632)

    Add back : Depreciation & Amortization        6,303         5,197         2,963        14,463


    Operating EBITDA (1)                     $   17,411    $   (2,365)   $       68    $   15,114

    (1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS


                                          As of and for the quarter ended

                                               March 31,     March 31,        Pct
                                                 2007          2006         Change
    LINE SUMMARY
    Telecom access lines                          124,368       128,459      -3.2%
    Broadband access lines (1), (4)                21,980        18,793      17.0%
    Total SureWest access lines                   146,348       147,252      -0.6%

    TELECOM
    Access lines                                  124,368       128,459      -3.2%
    Voice-grade equivalents (2), (4)              542,115       468,347      15.8%
    Long distance lines                            58,364        54,106       7.9%
    Long distance penetration                        46.9%         42.1%     11.4%

    BROADBAND
    Total subscribers (4)                          60,480        51,946      16.4%
    Revenue-generating units (RGUs) (3),(4)        98,009        82,987      18.1%
      Data RGUs (4)                                58,130        49,429      17.6%
      Voice RGUs                                   19,434        16,482      17.9%
      Video RGUs                                   20,445        17,076      19.7%
    Average revenue per customer (4)           $    77.06    $    74.81       3.0%
    Total marketable homes                        191,616       181,201       5.7%
    Total marketable homes penetration               28.6%         25.7%     11.3%
    Total churn                                       1.1%          1.3%    -15.4%
    Fiber churn                                       1.2%          1.2%      0.0%
    Business access lines (4)                       2,546         2,311      10.2%
    Business voice-grade equivalents (2),(4)      851,700       683,500      24.6%

    WIRELESS
    Total subscribers                              52,071        53,286      -2.3%
      Contract subscribers                         51,166        49,166       4.1%
    POPs (4)                                    3,642,000     3,587,000       1.5%
    POPs covered (4)                            2,844,000     2,801,000       1.5%
    Net contract additions                           -349          -373      -6.4%
    Net non-contract additions                       -529          -199    -165.8%
    Contract churn                                    3.1%          3.0%      4.3%
    ARPU                                       $    50.09    $    48.98       2.3%

    (1) The sum of Business access lines and fiber voice Revenue-generating units (RGUs).
    (2) Business Voice-grade equivalents ("VGEs") are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line). DSL VGEs are counted as two 64 kbps channels.
    (3) The Broadband segment can deliver multiple services to a customer. Accordingly, the Company maintains statistical data regarding Revenue-generating units for digital video, voice and data, in addition to the number of subscribers. For example, a single subscriber who purchases digital video, voice and data services would be reflected as three Revenue-generating units.
    (4) The calculation of certain metrics have been revised over time to reflect current view of our business. Where necessary prior period metric calculations have been revised to conform with current practice.


SOURCE  SureWest Communications
    -0-                             05/09/2007
    /CONTACT: Karlyn Oberg, Director of Investor Relations of SureWest Communications, +1-916-786-1799, or k.oberg@surewest.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.surewest.com/
    (SURW)